Exhibit 10.1
AMENDMENT AND MODIFICATION TO EMPLOYMENT AGREEMENT

This AMENDMENT AND MODIFICATION TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into on August 29, 2025 (the “Effective Date”) by and between Corey Sanders (“Employee” or “you”) and MGM Resorts International, for itself and its parents, subsidiaries and affiliates (“Employer” or “Company”).

WHEREAS, the Company and Employee entered into an Employment Agreement on September 1, 2022 (as amended on December 6, 2022, the “Employment Agreement”), which terminates on August 31, 2025;

WHEREAS, the Company and Employee desire to amend the Employment Agreement as provided below to address and alter the terms and conditions of Employee’s employment;
NOW, THEREFORE, in accordance the terms of the Employment Agreement and in consideration of the rights and benefits conveyed to the Employee and the mutual covenants and agreements set forth herein, the Company and Employee hereby agree and amend the Employment Agreement as follows:
I.Definitions. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Employment Agreement, as applicable.
II.Amendment/Modification. The following provisions shall apply, and the Employment Agreement shall be deemed amended and/or modified as of the Effective Date as follows:
a.Section 2. Term. The term of your employment under the Employment Agreement shall be extended from its amended termination date of August 31, 2025 to December 31, 2025 (the "Specified Term").
b.Section 3.1. Bonus. If Employee remains employed as of December 31, 2025, Employee shall be eligible for his full 2025 bonus pursuant to the terms of the 2025 Bonus Letter, dated as of March 11, 2025.
c.Section 3.3. Equity Awards. Employee shall be eligible for an annual equity award in 2025 in the forms and amounts determined by the Human Capital and Compensation Committee (the “Committee”) in its discretion.  It is the Committee’s present expectation that such annual awards will have a value targeted at $3,750,000 and that such annual awards will be provided (i) 50% in the form of restricted stock units of the Company (“RSUs”) that are subject to performance-based and service-based vesting conditions and (ii) 50% in the form of RSUs that are subject solely to service-based vesting conditions.
d.Section 10.2.1(a). Restrictive Period No Cause Termination. Section 10.2.1(a) shall be deleted in its entirety.
e.Section 21. Employee’s Good Cause. Following the Effective Date, the Company may transition the Employee’s duties and responsibilities to the Employee’s successor (or successors), which transition of duties and responsibilities shall not constitute “Employee’s Good Cause” as defined in the Employment Agreement.
f.Advisory Role. Subject to your continued employment with the Company through December 31, 2025, the Company agrees that during the 12-month period ending December 31, 2026 (the “Advisory Employment Term”), you shall be employed by the Company as Senior Advisor to the Chief Executive Officer and President to assist on matters as may be requested by the Chief Executive Officer.
a.Compensation. During the Advisory Employment Term, you shall receive a monthly salary of $25,000 in arrears at payable at or near the 15 of each month. In addition, to the extent you remain employed through the end of the Advisory Employment Term, you shall be eligible to receive a cash bonus up to $200,000 in the sole discretion of the Chief Executive Officer payable within 30 days following the end of the Advisory Employment Term (provided, however, that to the extent the Chief Executive Officer determines to terminate you prior to December 31, 2026 in accordance with subsection (e) below, the Chief Executive Officer may award you with a pro-rated bonus in his sole discretion). Except for the monthly salary and bonus, during the Advisory Employment Term, you will not be eligible to receive any other compensation from the Company, including, without limitation, any management incentive plan bonus, annual grant, or any other variable or incentive compensation.
b.Benefits. During the Advisory Employment Term, Employee is also eligible to receive employee and fringe benefits as set forth in Schedule A hereto, provided that the Chief Executive Officer may add or remove such benefits upon written notice to you at any time during the Advisory Employment Term. Employer will also reimburse Employee for all reasonable business and travel expenses Employee incurs in performing Employee’s duties under this Agreement, payable in accordance with Employer’s customary practices and policies, as Employer may modify and amend them from time to time. Such travel, if by air, may be on aircraft provided by Employer (if authorized by the Chief Executive Officer), or if commercial airlines are used, on a first-class basis (or best available basis, if first class is not available). Employee shall be entitled to continue to participate in the health, medical, dental, vision and hospitalization benefit plans of the Company as in effect and maintained by the Company for the benefit of employees in the Executive Band, from time to time, in each case subject to all restrictions and limitations contained in such plans or established by government regulation.
c.2025 Annual Equity Grant. With respect to the Employee’s regular annual incentive award grant in 2025, the provisions with respect to “Retirement” shall apply without regard to any otherwise applicable requirement that (x) Employee provide Employer at least 90 days’ advance notice of Retirement, provided that Employee does not retire prior to the end of the Specified Term, or (y) that the award had been granted at least six (6) months prior to the date of Retirement; provided, however, that such 2025 grant shall be forfeited if, prior to the expiration of such six (6) month period following the 2025 grant date, Employee terminates Employee’s employment during the Advisory Employment Term without Participant’s Good Cause (as defined in the applicable award forms) or (ii) Employer terminates Employee for Employer’s Good Cause (as defined in the applicable award form).
d.Continuation of Executive Health. To the extent that the Employee is enrolled under the Company’s group health plan at the end of the Advisory Employment Term, the Employee shall be entitled to elect to continue health benefits coverage under the Consolidated Omnibus Reconciliation Act of 1986 (“COBRA”).  To assist the Employee to make COBRA payments, within 30 days after the end of Advisory Employment Term, and assuming the Employee has timely enrolled under COBRA, Employer will pay Employee a lump sum payment equal to the gross cost of COBRA coverage for the lesser of (i) eighteen (18) months immediately following the separation or (ii) the period of months at the time of your separation until the Employee’s 65th birthday (the “Benefits Stub Period”).  Thereafter, Employee shall be entitled to elect to continue such COBRA coverage for the remainder of the COBRA period, at Employee’s own expense.
e.During the Advisory Employment Term, Employer may terminate Employee at any time by providing 30-day written notice. Such early termination will be without penalty. For the avoidance of doubt, the provisions of Section 10.2 and 10.3 of the Employment Agreement shall not apply during the Advisory Employment Term.
f.Restrictive Covenants. You acknowledge and agree that (x) each of the restrictive covenants to which you are subject in your Employment Agreement (including without limitation, the provisions set forth in Section 8 of the Employment Agreement) shall survive and continue in full force and effect during the Advisory Employment Term in accordance with its terms and (y) the Restrictive Period shall commence immediately following the last day of the Advisory Employment Term; provided that any restrictive covenant may be waived in writing on a case-by-case basis in the sole discretion of the Chief Executive Officer. You further acknowledge and agree that Section 8.3 (Confidentiality) of the Employment Agreement shall survive and continue in full force and effect in accordance with its terms notwithstanding the termination of the Employment Agreement for any reason. In addition, the provisions of Sections 5 through 7, Section 9 and Sections 11 though 22 will remain in effect during the Advisory Employment Term.

g.Change of Control Policy. For the avoidance of doubt, the Employee shall no longer be considered a Participant in the Company’s Amended and Restated Change of Control Policy for Executive Officers following the end of the Specified Term.
III.No Other Amendments; Entire Agreement. Except as expressly amended and modified herein, all other terms of the Employment Agreement shall remain the same, unmodified, and in full force and effect. This Agreement, together with the surviving provisions of the Employment Agreement entered into as of August 29, 2025, set forth the entire agreement and understanding between the parties and supersedes any prior oral or written agreement or understandings between them regarding its subject matter. Employee understands, acknowledges and agrees that Employee has not relied on any representations, promises or agreements of any kind in connection with the decision to enter into this Agreement except for those set forth herein. This Agreement may be signed in one or more counterparts, including facsimile or electronic counterparts, all of which together shall constitute one agreement, and each of which separately shall constitute an original document.
IV.Miscellaneous. This Amendment shall be effective as of the Effective Date. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, the Company and Employee have caused this Modification to be executed in Las Vegas, Nevada as of the date first written above.

EMPLOYEE – Corey Sanders

/s/ Corey Sanders
Dated: August 29, 2025

EMPLOYER – MGM Resorts International

/s/ William J. Hornbuckle
By: William J. Hornbuckle, Chief Executive Officer and President